Exhibit 3.976
ARTICLES OF INCORPORATION OF
TRI-STATE REFUSE CORPORATION
          The undersigned, having associated themselves together for the purpose of forming a corporation under the laws of the State of Arizona do hereby adopt the following Articles of Incorporation.
          ARTICLE 1. The name of the corporation shall be TRI-STATE REFUSE CORPORATION, and the principal place of business shall be located in Bullhead City, Mohave County, Arizona, or such other places of business, either within or without the State of Arizona, as may be established by the Board of Directors.
          ARTICLE 2. The names and addresses of the incorporators are:
Glenn A. Medlin, P. O. Box 396, Bullhead City, Arizona, 86430;
William E. Kelley, P. O. Box 565, Bullhead City, Arizona, 86430;
Joseph E. Hancock, P. O. Box 565, Bullhead City, Arizona, 86430.
          ARTICLE 3. The general nature of the business which may be conducted by the corporation shall be:
          (a) To engage in the business of collecting and hauling away of garbage, refuse, trash, rubish and debris; to own, lease, operate and maintain dumps and dumping areas and to do all things necessary or convenient in the operation of a refuse removal company.
          (b) To purchase, acquire, own, hold, lease, either as Lessor or Lessee, sell, exchange, subdivide, mortgage, deed in trust, plant, improve, cultivate, develop, construct, maintain, equip, operate and generally deal in any and all lands, improved and unimproved, to build or erect buildings of any nature, and any and all other property of any and every kind and description, real, personal and mixed, wheresoever situated, including water and water rights.
          (c) To acquire by purchase or otherwise, the goodwill, business, property, rights, franchise and assets of any kind, with or without undertaking either wholly or in part the liabilities of any persons, firm, association or corporation; and to acquire any business as a going concern or otherwise, to hold, maintain and operate, or in any manner dispose of, the whole or any part of the goodwill, business, rights and properties so acquired, and to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.
          (d) To enter into, make, perform and carry out contracts of every kind for any lawful purpose without limit as to amount, with any person, firm, association or corporation,

municipality, county, state, territory, government or any municipal or governmental subdivision.
          (e) From time to time to apply for, purchase, acquire by assignment, transfer or otherwise exercise, carry out and enjoy the benefits, rights, privilege, prerogative or power conferred by, acquired under or granted by any statute, ordinance, order, license, power, authority, franchise, commission, rights or privilege which any government or authority or governmental agency or corporation or other public body may be empowered to enact, make or grant.
          (f) To borrow money, to issue bonds, notes, debentures or other obligation of this corporation from time to time for any of the objects or purposes of this corporation and to secure the same by mortgage, pledge, deed of trust, or otherwise, or to issue the same unsecured.
          (g) To lend money, to purchase, acquire, own, hold, guarantee, sell, assign, transfer, mortgage, pledge or otherwise dispose of and deal in shares, bonds, notes, debentures, or other securities or evidences of indebtedness of any other person, corporation or association, whether domestic or foreign, whether now or hereafter organized or existing; while a holder thereof, to exercise all the rights, powers and privileges of ownership, including the right to vote thereon to the same extent as a natural person might or could do.

          (h) To carry on any business whatsoever, either as principal, agent, partner or joint venturer, which this corporation may deem proper or convenient in connection with any of the foregoing purposes or otherwise, or which may be calculated directly or indirectly to promote the interests of this corporation or to enhance the value of its property or business; to conduct its business in this state and in other states, and to hold, purchase, mortgage and convey real and personal property, either in or out of the State of Arizona, and to have and to exercise all the powers conferred by the laws of the State of Arizona upon corporations formed under the law pursuant to and under which this corporation is formed, as such laws are now in effect or at any time hereafter may be amended.
          (i) To carry on any other lawful business whatsoever in connection with any of the foregoing, or which is calculated directly or indirectly to promote the interests of this corporation, and to perform all acts and things as a natural person might or could do to promote the same.
          ARTICLE 4. The capital stock of this corporation shall be divided into 1,000,000 shares of common stock of no par value; said stock to be paid in at such times that the Board of Directors may designate in cash, real or personal property, services, leases, or any other valuable right or thing for the use and purposes of the corporation, and all shares of the capital stock, when issued in exchange therefor, shall thereupon and thereby become fully paid, the same as though paid for in cash at par, and shall be non-assessable.
          ARTICLE 5. The commencement of this corporation shall be the date of issuance to it of a Certificate of Incorporation by the Arizona Corporation Commission, and it shall endure for a term of twenty-five (25) years thereafter, with privileges of renewal as by law provided.
          ARTICLE 6. The affairs of this corporation shall be conducted by a Board of Directors, consisting of not less than two (2) nor more than seven (7) members and by such officers as said Directors may elect or appoint. The Directors, who shall be stockholders of the corporation, shall be elected at each regular annual meeting of the stockholders, to be held on the first Monday in December of each year beginning in the year 1971. Until their successors shall be elected and qualified, the Directors of the corporation shall be the following:
Glenn A. Medlin
Joseph E. Hancock
William E. Kelley
          The officers of the corporation shall consist of a President, one or more Vice-Presidents, a Secretary and a

Treasurer. The officers shall be elected annually at a meeting of the Board of Directors to be held immediately following each annual meeting of the stockholders. Until their successors are elected and qualified, the following persons shall hold the offices indicated:

Glenn A. Medlin	President
William E. Kelley	Vice-President
Joseph E. Hancock	Secretary/Treasurer
          ARTICLE 7. The Board of Directors shall have the power to adopt, amend or rescind By-Laws, to fill vacancies occurring in the Board from any cause, to appoint and employ such agents and employees as may be deemed necessary, with such powers as it may confer, and all such further powers as may be granted by these Articles, by the By-Laws of the corporation, or by resolution lawfully adopted therefor.
          ARTICLE 8. The highest amount of indebtedness or liability, direct or contingent, to which the corporation may subject itself shall not exceed two-thirds (2/3) of its authorized capital stock, unless otherwise provided by law.
          ARTICLE 9. The private property of the stockholders, officers and Directors of this corporation shall be forever exempt from its debts, obligations and liabilities.
          ARTICLE 10. The fiscal year of the corporation shall commence October 1 and terminate September 30. The fiscal year may be changed from time to time by a majority vote of the Board of Directors.
          ARTICLE 11. TERRENCE S. LEEK, whose post office address is Post Office Box 1042, Bullhead City, Arizona, 86430, and who has been a resident of the State of Arizona for more than three (3) years, is hereby appointed the statutory agent for and on behalf of the corporation in and for the State of Arizona, to accept and acknowledge summons of and upon whom may be served all necessary notices and processes. This appointment may be revoked at any time.
          IN WITNESS WHEREOF, we have hereunto set our hands this 27 day of October, 1971.

/s/ Glenn A. Medlin
GLENN A. MEDLIN

/s/ William E. Kelley
WILLIAM E. KELLEY

/s/ Joseph E. Hancock
JOSEPH E. HANCOCK

MERGER AGREEMENT
          THIS AGREEMENT made and entered into this 30 day of November, 1971, by and between BULLHEAD RIVIERA CORP., a corporation authorized and existing under and by virtue of the laws of the State of California, and duly licensed to do business in the State of Arizona, and a majority of the Board of Directors of said corporation, parties of the first part, and TRI-STATE REFUSE CORPORATION, an Arizona corporation, and a majority of the Directors of said corporation, parties of the second part.
          WHEREAS, the corporations above named are corporations with similar purposes and common shareholders and it is deemed to be in the best interests of both corporations, their Directors and shareholders, to merge BULLHEAD RIVIERA CORP. into TRI-STATE REFUSE CORPORATION, and to terminate the existence of BULLHEAD RIVIERA CORP., pursuant to Article XI, Chapter 1, Title 10, Arizona Revised Statutes.
          NOW THEREFORE in consideration of the premises and of the mutual promises and covenants herein contained, it is agreed as follows:
          1. BULLHEAD RIVIERA CORP. shall be merged into TRI- STATE REFUSE CORPORATION and the corporate existence of BULLHEAD RIVIERA CORP. shall cease and the corporate existence of TRI-STATE REFUSE CORPORATION shall continue under the name of TRI-STATE REFUSE CORPORATION.
          2. There shall be 1,000,000 shares of capital stock of the proposed merged corporation.

          3. The corporation shall have only common stock with no par value allocated to each share.
          4. Shareholders of BULLHEAD RIVIERA CORP. will be issued a like number of shares in TRI-STATE REFUSE CORPORATION upon delivery of certificates evidencing the same. The assets of BULLHEAD RIVIERA CORP. shall be conveyed and assigned to said TRI-STATE REFUSE CORPORATION for no consideration.
          5. There shall be not less than two (2) nor more than seven (7) Directors of TRI-STATE REFUSE CORPORATION. officers shall be a president, a Vice-President, a Secretary, and a Treasurer.
          6. The method of carrying into effect the terms of this agreement shall be as follows:
          a. All assets of BULLHEAD RIVIERA CORP. shall be conveyed or assigned to TRI-STATE REFUSE CORPORATION prior to the completion of this merger.
          b. Shareholders of record in BULLHEAD RIVIERA CORP. shall be issued a like number of shares as represented on the stock certificates of BULLHEAD RIVIERA CORP. in TRI-STATE REFUSE CORPORATION at such time the certificates of BULLHEAD RIVIERA CORP. are delivered to the Secretary of TRI-STATE REFUSE CORPORATION.
          7. TERRENCE S. LEEK, Attorney at Law, is hereby authorized and directed by the undersigned to do all things necessary to carry into effect the terms and conditions of this agreement in accordance with the Arizona Revised Statutes as set forth above.

DATED this 30, day of November, 1971.

BULLHEAD RIVIERA CORP.
By:	/s/ Joseph E. Hancock
President

ATTEST:

/s/ William E. Kelley
Secretary

/s/ William E. Kelley
Director

/s/ Joseph E. Hancock
Director

Director

TRI-STATE REFUSE CORPORATION
By	/s/ Glenn A. Medlin
President

ATTEST:

/s/ William E. Kelley
Secretary

/s/ William E. Kelley
Director

/s/ Joseph E. Hancock
Director

/s/ Glenn A. Medlin
Director
C O N S E N T
     The undersigned, being all the stockholders of record in BULLHEAD RIVIERA CORP. and TRI-STATE REFUSE CORPORATION, do hereby consent to the terms and conditions of the merger agreement set forth above.

/s/ Glenn A. Medlin
GLENN A. MEDLIN

HANCOCK & KELLEY CONSTRUCTION CO.
By	/s/ William E. Kelley
President

STATE OF ARIZONA
ACC/FAX
DATE FILED

DEC 19 1996
DATE APPR 12-19-96
TERM
BY [ILLEGIBLE]
0084778-0
ARTICLES OF AMENDMENT
OF
TRI-STATE REFUSE CORPORATION
1.	The name of the corporation is Tri-State Refuse Corporation.

2.	Article 5 of the Articles of Incorporation is amended to read as follows:
Article 5-A. The commencement of this Corporation shall be the date of issuance to it of a Certificate of Incorporation by the Arizona Corporation Commission, and it shall endure perpetually.
All other provisions of the original Articles of Incorporation as filed October 29, 1971 remain in full force and effect.
3.	The Amendment does not provide for any exchange, reclassification or cancellation of issued shares.

4.	The Amendment was adopted the 29th day of October, 1996.

5.	The Amendment was adopted by the Board of Directors without Shareholder action, no Shareholder action was required.
DONE this 29 day of October, 1996

TRI-STATE REFUSE CORPORATION
/s/ James T. Whiting
JAMES T. WHITING, President

Attested to:

/s/ Susan E. Whiting
SUSAN E. WHITING, Secretary	(Seal)
[ILLEGIBLE]

AZ CORPORATION COMMISSION
FILED

DEC 04 2008
FILE NO 00847780
ARTICLES OF AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
TRI-STATE REFUSE CORPORATION
     Pursuant to the provisions of A.R.S. & 10-1006, TRI-STATE REFUSE CORPORATION, an Arizona corporation (the “Corporation”), hereby adopts the following Articles of Amendment to its Articles of Incorporation and certifies as follows:
     FIRST: The name of the Corporation is TRI-STATE REFUSE CORPORATION.
     SECOND: ARTICLES 8 of the Articles of Incorporation of the Corporation is [ILLEGIBLE] entirety.
     THIRD: The Amendment to the Articles of Incorporation was adopted by the Board of Directors of the Corporation and by the shareholders of the Corporation on December 4, 2008.
     FOURTH: The Amendment was adopted by the shareholders of the Corporation eligible to vote to the amendment 7,500 shares of the Corporation’s Common Stock are entitled to vote. 100% of these outstanding shares voted in favor of the Amendment.
     FIFTH: The Amendment does not provide for an exchange, reclassification or cancellation of issued shares.
     DATED: December 4, 2008.

TRI-STATE REFUSE CORPORATION
an Arizona corporation

By:	/s/ Jo Lynn White
Name:	Jo Lynn White
Title:	Secretary